BROWN & BROWN, INC.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

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[Brown & Brown Logo]

March 14, 2001

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Brown & Brown, Inc. (the "Company"), which will be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida, on Wednesday, April 18, 2001, at 9:00 a.m.

The notice of meeting and proxy statement on the following pages cover the formal business of the Meeting. Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

Your continuing interest in the business of the Company is gratefully acknowledged. We hope many shareholders will attend the Meeting.

Sincerely,

/S/ J. HYATT BROWN

J. Hyatt Brown
Chairman of the Board, President
and Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue 401 E. Jackson Street, Suite 1700
Daytona Beach, Florida 32114 Tampa, Florida 33602

____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2001

The Annual Meeting of Shareholders of Brown & Brown, Inc. will be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida, on Wednesday, April 18, 2001, at 9:00 a.m., for the following purposes:

1.	To elect nine (9) nominees to the Company's Board of Directors;

2.	To approve a proposal to amend the Company's Articles of Incorporation to increase the number of shares of the Company's authorized common stock from 70,000,000 to 140,000,000;

3.	To approve an amendment to the Company's 2000 Incentive Stock Option Plan to reserve an additional 600,000 shares of common stock for issuance thereunder; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 2, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not they intend to be present at the meeting.

By Order of the Board of Directors

/S/ LAUREL L. GRAMMIG

Laurel L. Grammig
Secretary
Tampa, Florida
March 14, 2001

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

This Proxy Statement is first being sent to shareholders on or about March 14, 2001 in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida at 9:00 a.m. on Wednesday, April 18, 2001, and at any adjournment thereof (the "Meeting"). The close of business on March 2, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 29,181,231 shares of $.10 par value common stock, entitled to one vote per share.

Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If a shareholder specifies in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of the directors, the increase in the number of shares of the Company's authorized common stock, and the increase in the number of shares reserved under the Company's 2000 Incentive Stock Option Plan. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the Company's transfer agent, First Union National Bank, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.

A shareholder who abstains from voting on any proposal will be included in the number of shareholders present at the Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees for director or any other proposal. Brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.

Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Corporate Investor Communications, Inc. may solicit proxies on behalf of the Company at an approximate cost of $4,000 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

The executive offices of the Company are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (904) 252-9601) and 401 East Jackson Street, Suite 1700, Tampa, Florida 33601 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 2, 2001, information as to the Company's common stock beneficially owned by (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)(2)	Percent

J. Hyatt Brown(3)	5,447,112	18.7%
220 South Ridgewood Avenue
Daytona Beach, Florida 32114
Samuel P. Bell, III(4)	3,300	*
Bradley Currey, Jr.	75,000	*
Jim W. Henderson(5)(6)	394,250	1.35%
Theodore J. Hoepner	3,000	*
David H. Hughes	3,000	*
Toni Jennings	462	*
John R. Riedman	10,000	*
Jan E. Smith(7)	1,700	*
Cory T. Walker	52,570	*
Laurel L. Grammig	25,537	*
James L. Olivier(8)	13,236	*
T. Rowe Price Associates, Inc.(9)	3,407,600	11.7%
100 E. Pratt Street
Baltimore, MD 21202
All directors and executive
officers as a group (14 persons)	6,029,193	20.7%
________________
*Less than 1%
(1)

Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(2)

The number and percentage of shares owned by the following persons include the indicated number of shares owned through the Company's 401(k) Plan as of December 31, 2000: Mr. Henderson - 126,030; Mr. Walker - 7,118; Ms. Grammig - 7,392; Mr. Olivier - 1,162; all directors and officers as a group - 141,702. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under the Company's Stock Performance Plan as of December 31, 2000 and which have satisfied the first condition for vesting: Mr. Henderson - 44,120; Mr. Walker - 31,056; Ms. Grammig - 10,740; Mr. Olivier - 9,670; all officers and directors as a group - 95,586. These Stock Performance Plan shares have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(3)	All shares are beneficially owned jointly with Mr. Brown's spouse, either directly or indirectly, and these shares have shared voting and investment power.
(4)	All shares are held in joint tenancy with Mr. Bell's spouse, and these shares have shared voting and investment power.
(5)	All of Mr. Henderson's shares not owned through a Company-sponsored plan are owned jointly with Mr. Henderson's spouse, and these shares have shared voting and investment power.
(6)

Also includes 119,558 shares that Mr. Henderson is deemed to beneficially own under the Securities and Exchange Commission rules by virtue of an option grant effective April 21, 2000 under the Company's 2000 Incentive Stock Option Plan. These options were not exercisable during fiscal year 2000; however, 5,170 options will become exercisable on April 21, 2001.

(7)	Mr. Smith's ownership includes 700 shares owned by his spouse, as to which he disclaims beneficial ownership.
(8)	Mr. Olivier resigned as an executive officer of the Company effective April 21, 2000, in order to accept a position in the Lawyer's Protector Plan®, one of the Company's national programs.
(9)

Based upon information contained in a report filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission, these securities are owned by various individuals and institutional investors, including T. Rowe Price Small-Cap Value Fund (which owns 1,580,000 shares, representing 5.4% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Under Securities and Exchange Commission rules, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates disclaims beneficial ownership of such securities.

MANAGEMENT
Directors and Executive Officers

Set forth below is certain information concerning the Company's executive officers and directors nominated for election at the Meeting. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

			Year First Became
Name	Positions	Age	a Director

J. Hyatt Brown	Chairman of the Board, President and	63	1993
	Chief Executive Officer

Jim W. Henderson	Executive Vice President,	54	1993
	Assistant Treasurer and Director

Samuel P. Bell, III	Director	61	1993

Bradley Currey, Jr.	Director	70	1995

Theodore J. Hoepner	Director	59	1994

David H. Hughes	Director	57	1997

Toni Jennings	Director	51	1999

John R. Riedman	Director	72	2001

Jan E. Smith	Director	61	1997

Cory T. Walker	Vice President, Chief Financial	43	---
	Officer and Treasurer

Laurel L. Grammig	Vice President, Secretary and	42	---
	General Counsel

Thomas M. Donegan, Jr.	Vice President, Assistant Secretary and	30	---
	Assistant General Counsel

M. Catherine Wellman	Vice President, Assistant Secretary and	27	---
	Assistant General Counsel

J. Hyatt Brown. Mr. Brown has been the President and Chief Executive Officer of the Company since 1993, and the Chairman of the Board of Directors since 1994. Mr. Brown was President and Chief Executive Officer of the Company's predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of SunTrust Banks, Inc., SunTrust Bank/East Central Florida, International Speedway Corporation, The FPL Group, Inc., BellSouth Corporation, Rock-Tenn Company, and SCPIE Holdings Inc. He also serves on the Board of Trustees of Stetson University, for which he is a past Chairman, and serves as a member of the YMCA Advisory Board, the March of Dimes Board of Directors, and the Salvation Army Advisory Council.

Jim W. Henderson. Mr. Henderson served as Senior Vice President of the Company from 1993 to 1995, and was elected Executive Vice President in 1995. He served as Senior Vice President of the Company's predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989.

Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998 and also serves as Of Counsel to the law firm of Cobb Cole & Bell. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell. He has served as counsel to the Company and its predecessor corporation since 1964. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.

Bradley Currey, Jr. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn from 1993 to January 31, 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn. Mr. Currey is a member of the Board of Directors of Rock-Tenn Company, Genuine Parts Company, and Enzymatic Deinking Technologies, Inc., and is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is also a past Chairman of the Federal Reserve Bank of Atlanta.

Theodore J. Hoepner. Mr. Hoepner has been Vice Chairman of SunTrust Banks, Inc. since 2000. From 1995 to 2000, Mr. Hoepner served as Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.

David H. Hughes. Mr. Hughes has been Chief Executive Officer of Hughes Supply, Inc., a business-to-business distributor of construction and industrial supplies, since 1974, and has been Chairman of the Board since 1986. Mr. Hughes is a member of the Board of Directors of SunTrust Banks, Inc., SunTrust Bank/Central Florida, Orlando Regional Healthcare Systems, Arnold Palmer Children's Hospital, Florida Tax Watch, Accord Industries, and Lanier Worldwide, Inc.

Toni Jennings. Ms. Jennings has been President of Jack Jennings & Sons, a commercial construction firm based in Orlando, Florida, since 1982. Ms. Jennings also serves as Secretary and Treasurer of Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She previously served in the Florida House of Representatives from 1976 to 1980. She currently serves on the Salvation Army Advisory Board and on the Board of Directors of SunTrust Bank/Central Florida.

John R. Riedman. Mr. Riedman was elected to the Company's Board of Directors in January 2001. He has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. In January 2001, the insurance agency operations of Riedman Corporation were acquired by the Company, at which time Mr. Riedman joined the Company as an Executive Vice President and was elected as Vice Chairman of Brown & Brown of New York, Inc., a subsidiary of the Company. Mr. Riedman is a trustee and Finance Committee member of ViaHealth, a Rochester-based healthcare services network, a trustee of WXXI Public Broadcasting Corporation, and a member of the Executive Committee of the Greater Rochester Chamber of Commerce. He serves as President of 657 East Avenue Corp. (a subsidiary of Rochester Museum and Science Center) and of the Monroe County Sheriff's Foundation, and as Chairman of the Greater Rochester Sports Authority. He serves on the Board of Directors of High Falls Brewing Company, Sage, Rutty & Company, Inc., a Rochester-based financial services firm, the New York State Thruway Authority and the New York State Canal Corporation. Mr. Riedman also served as a director and Chairman of the Audit Committee of Fleet Financial Group from 1988 to 1999.

Jan E. Smith. Mr. Smith has served as President of Jan Smith & Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the managing general partner of Ramblers Rest Resort, Ltd., a recreational vehicle park in Venice, Florida, and President of Travel Associates, Inc. Mr. Smith serves on the Board of Directors of SunTrust Bank/Gulf Coast, and is a member of the University of South Florida Foundation Board of Trustees. He also serves as a member of the Florida Education Governance Reorganization Transition Task Force and as a member of the Tampa Bay Business Hall of Fame. He is a past member of the Advisory Council of the Federal Reserve Bank of Atlanta.

Cory T. Walker. Mr. Walker was elected Vice President, Treasurer and Chief Financial Officer of the Company in February 2000. Mr. Walker previously served as Vice President and Chief Financial Officer of the Company from 1992 to 1994. Between 1995 and February 15, 2000, Mr. Walker served as profit center manager for the Company's Oakland, California retail office. Before joining the Company, he was a Senior Audit Manager for Ernst & Young LLP.

Laurel L. Grammig. Ms. Grammig has been Vice President, Secretary and General Counsel of the Company since 1994. Before joining the Company, she was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

Thomas M. Donegan, Jr. Mr. Donegan was elected Vice President and Assistant Secretary in April 2000 after joining the Company as Assistant General Counsel that same month. Prior to that, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell LLP in Atlanta, Georgia, where his practice focused on corporate law and business transactions.

M. Catherine Wellman. Ms. Wellman was elected Vice President and Assistant Secretary in January 2001, after joining the Company as Assistant General Counsel in November 2000. Prior to that, Ms. Wellman was an associate with the law firm of Meier, Lengauer, Bonner, Muszynski & Doyle, P.A. in Orlando, Florida, where her practice focused on litigation.

Meetings of the Board of Directors and Standing Committees

During 2000, the Company's Board of Directors held four regular meetings and three special telephonic meetings. Each incumbent director serving during 2000 attended at least 75% of the total number of Board meetings and meetings of committees of which he or she is a member.

The Company's Board of Directors has a Compensation Committee, an Audit Committee and, as of March 2001, a Nominating Committee. The Compensation Committee currently consists of Samuel P. Bell, III (Chairman), Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, Toni Jennings and Jan E. Smith. The Compensation Committee recommends to the Board base salary levels and bonuses for the Chief Executive Officer and approves the guidelines used to determine salary levels and bonuses for the other executive officers of the Company. See "Executive Compensation - Board Compensation Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and is responsible for administering the Company's 1990 Employee Stock Purchase Plan, the Stock Performance Plan and the 2000 Incentive Stock Option Plan. The Compensation Committee met four times in 2000 .

The members of the Audit Committee currently are Jan E. Smith (Chairman), David H. Hughes, and Toni Jennings. The duties of the Audit Committee, which met four times during 2000, are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices.

The Company's Nominating Committee consists of Samuel P. Bell, III, Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, Toni Jennings, and Jan E. Smith. The duties of the Nominating Committee are to recommend nominees to the Board of Directors to fill vacancies on or as additions to the Board. The Committee will consider nominations of persons for election as directors that are submitted in writing by shareholders in accordance with the Company's procedures for shareholder proposals. See "Proposals of Shareholders." Such suggestions must contain all information with respect to such nominee as required by the federal proxy rules, and must be accompanied by a consent of such nominee to serve as a director, if elected.

Compensation of Directors

Directors who are not employees of the Company are paid $4,500 for each Board meeting attended in person and $2,000 for each Board meeting attended by telephone. Directors receive $1,500 for each committee meeting attended if such meetings occur other than in conjunction with regularly scheduled quarterly Board meetings.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.

Transactions with Management and Others

On January 3, 2001, the Company completed its acquisition of all of the insurance agency business-related assets of Riedman Corporation ("Riedman"), based in Rochester, New York. Riedman's capital stock is owned by John R. Riedman, James R. Riedman and a trust, the equal beneficiaries of which are John R. Riedman's four children, James R. Riedman, David J. Riedman, Katherine R. Griswold, and Susan R. Holliday. Simultaneously with this transaction, Brown & Brown of Wyoming, Inc. ("Brown & Brown-Wyoming"), a wholly-owned subsidiary of the Company, acquired all of the insurance agency business-related assets of Riedman Insurance of Wyoming, Inc. ("Riedman-Wyoming"), a wholly-owned subsidiary of Riedman based in Cheyenne, Wyoming. These acquisitions, recorded using the purchase method of accounting, were made pursuant to an asset purchase agreement among the Company, Riedman, and Riedman's shareholders, a purchase agreement between the Company and Andrew Meloni, a key employee of Riedman, and a general assignment and bill of sale from Riedman-Wyoming to Brown & Brown-Wyoming. The aggregate consideration for these assets, which is payable in cash in three installments by the Company and Brown & Brown-Wyoming, was equal to approximately 1.55 times Riedman's revenues for the year 2000 less certain Riedman debt related to its prior acquisitions, which was assumed by the Company. Cory T. Walker, Vice President, Treasurer and Chief Financial Officer of the Company, determined the purchase price of the assets acquired by the Company, based upon the above-described formula. The cash consideration paid by the Company and Brown & Brown-Wyoming at closing was approximately $61,566,572. Certain of the assets acquired in these transactions were acquired by Riedman within two years prior to the transactions, at an approximate aggregate cost of $12,135,000.

Riedman Corporation is the landlord under a lease agreement with the Company, as tenant, with respect to office space in Rochester, New York that was entered into in connection with the transactions referenced in the preceding paragraph. The lease provides for payment of annual rent of $300,000 by the Company for a term of five years. Additionally, the Company assumed and took assignment of a covenant not to compete owed to Riedman from John R. Riedman's brother, Frank Riedman. The Company received a discounted credit toward the asset purchase price for amounts payable to Frank Riedman pursuant to this assumed obligation. The Company will pay Frank Riedman ten equal quarterly installments of $82,500 beginning January 2001.

In January 2001, John R. Riedman, Chairman of Riedman, was elected as a director of the Company, and also became an Executive Vice President of the Company and Vice Chairman of Brown & Brown of New York, Inc., a subsidiary of the Company. James R. Riedman, President of Riedman, is John R. Riedman's son and was elected in January 2001 as an Executive Vice President of Brown & Brown of New York, Inc. Both John R. Riedman and James R. Riedman are paid annual salaries of $150,000 pursuant to employment agreements with the Company that provide for a minimum term of one year and four months, respectively and continue thereafter until terminated in accordance with their terms. John R. Riedman directly owns 25.5% of Riedman's capital stock, James R. Riedman and an unrelated third party each directly owns 1.8% of such stock and John R. Riedman's children beneficially own the remainder of such stock through the aforementioned trust. In addition, the Company received a credit toward the asset purchase price for amounts payable by the Company for covenants not to compete with terms of five years entered into with Mr. Riedman and each of his four children. At closing, the Company paid an aggregate of $1,250,000 split equally among Mr. Riedman and his four children for such covenants. Additionally, Mr. Riedman and James R. Riedman will each be paid $250,000 annually for the next three years for their respective covenants.

J. Powell Brown, who is the son of J. Hyatt Brown, is employed by the Company as the Profit Center Manager for the Orlando, Florida retail office, and received compensation of $344,320 for services rendered to the Company in 2000.

For other transactions involving management and the Company, see "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the outstanding shares of common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports furnished to it and written representations from certain reporting persons that no SEC Form 5s were required to be filed by those persons, the Company believes that during 2000, its officers, directors and 10% beneficial owners timely complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Company's Chief Executive Officer and the four other highest paid executive officers in 2000 (the "Named Executive Officers") for services rendered to the Company for each of the three years in the period ended December 31, 2000. Compensation information is also provided with respect to and James L. Olivier, who served as Vice President, Assistant Secretary and Assistant General Counsel of the Company through April 21, 2000.

Summary Compensation Table
Annual Compensation	Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Awards Securities Underlying Options (#)	All Other Compensation ($)(1)(2)
J. Hyatt Brown	2000	493,835	342,568	---	6,800
Chairman of the Board,	1999	426,381	292,364	---	6,400
President,	1998	415,990	253,973	---	6,400
& Chief Executive Officer

Jim W. Henderson	2000	334,375	325,000	119,558(3)	6,800
Executive Vice President	1999	325,350	254,000	---	6,400
	1998	296,927	209,000	---	6,400

Cory T. Walker(4)	2000	146,434	90,000	---	6,800
Vice President,
Chief Financial Officer
& Treasurer

Laurel L. Grammig	2000	127,691	80,730	---	6,800
Vice President, Secretary	1999	123,943	69,000	---	6,400
& General Counsel	1998	125,432	60,000	---	6,400

James L. Olivier(5)	2000	149,999	26,596	---	6,800
Former Vice President,	1999	108,951	15,000	---	4,887
Assistant Secretary	1998	91,533	13,230	---	4,165
& Assistant General Counsel
__________
(1)	Amounts shown represent the Company's 401(k) plan profit sharing and matching contributions.
(2)

Certain of the Named Executive Officers have been granted shares of performance stock under the Company's Stock Performance Plan. For a description of the terms of such grants, the number of shares granted, and the value of such shares, see "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(3)

Mr. Henderson was originally granted 59,779 options under the Company's 2000 Incentive Stock Option Plan (the "Plan") effective April 21, 2000. On August 23, 2000, the Company implemented a 2-for-1 stock split, effected as a stock dividend. Under the Plan, the number of shares underlying granted options are automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of the Company. The exercise price per share for the granted options is $19.3438, which represents the closing market price of the Company's common stock on April 20, 2000 of $38.6875, after adjustment by the Company's Compensation Committee for the 2-for-1 stock split effected August 23, 2000.

(4)	Mr. Walker was elected as an executive officer in February 2000.
(5)	Mr. Olivier resigned as an executive officer of the Company effective April 21, 2000, in order to accept a position in the Lawyer's Protector Plan®, one of the Company's national programs.

Option Grants in 2000

The Company's shareholders approved the 2000 Incentive Stock Option Plan at the 2000 Annual Shareholders' Meeting. Grants of Company stock options under the Plan are intended to provide an incentive for key employees to achieve short- to medium-range performance goals of the Company. This is done generally by tying the vesting of granted options to the grantee's region or profit center achieving pre-tax earnings reflecting a compound annual growth in excess of 15% over pre-tax earnings for 1999, the Plan's base year, for the period ending December 31, 2002. The granted options will vest as these performance standards are achieved or on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee's agreement with the Company. The grantee may not sell or transfer any granted stock options. The table below sets forth the number of options granted to the Named Executive Officers in 2000.

Option Grants in Last Fiscal Year(1)
Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh) (1)	Expiration Date (2)	5%($)	10%($)
J. Hyatt Brown	---	---	---	---	---	---
Jim W. Henderson	119,558(3)	21%	$19.3438	4/20/2010	1,454,448	3,685,858
Cory T. Walker	---	---	---	---	---	---
Laurel L. Grammig	---	---	---	---	---	---
James L. Olivier	---	---	---	---	---	---

(1)

Exercise price represents the closing market price of the Company's common stock on April 20, 2000 of $38.6875, after adjustment by the Company's Compensation Committee for a 2-for-1 stock split effected August 23, 2000 (see note 3 below). No trading occurred on the grant date, April 21, 2000, which was a trading holiday.

(2)

No options granted under the Plan are exercisable upon the expiration of ten (10) years after the effective date of grant of such option. The effective date of Mr. Henderson's option grant was April 21, 2000.

(3)

Mr. Henderson was originally granted 59,779 options effective April 21, 2000. On August 23, 2000, the Company implemented a 2-for-1 stock split, effected as a stock dividend. Under the Plan, the number of shares underlying granted options are automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of the Company.

Aggregate Option Exercises in 2000

No stock options granted under the Company's 2000 Incentive Stock Option Plan were exercisable during fiscal year 2000. The closing market price of the Company's stock underlying the granted options was $35.00 per share as of December 31, 2000. The resulting difference between the year-end market price and the adjusted exercise price per share of $19.3438 is $15.66 per share. Therefore, the value at fiscal year-end of unexercised in-the-money options granted to Mr. Henderson, representing 119,558 shares, was $1,872,278.28.

Long-Term Incentive Plans - Awards in Last Fiscal Year

Grants of stock under the Company's Stock Performance Plan are intended to provide an incentive for key employees to achieve long-range performance goals of the Company, generally by providing incentives to remain with the Company for a long period after the grant date and by tying the vesting of the grant to appreciation of the Company's stock price. The table below sets forth the number of shares of performance stock granted to the Named Executive Officers in 2000 and the criteria for vesting.

Name	Number of Shares(1)(2)	Performance or Other Period Until Maturation or Payout(3)

J. Hyatt Brown	---	---
Jim W. Henderson	---	---
Cory T. Walker	2,940	15 years
Laurel L. Grammig	---	---
James L. Olivier	---	---

________________
(1)

None of the shares of performance stock granted to the Named Executive Officers has vested as of the date of this Proxy Statement. In order for the grants described above to fully vest, the grantee would have to remain with the Company for a period of 15 years from the date of grant (subject to the exceptions set forth in footnote (3) below) and the Company's stock price would have to appreciate at a rate of 20% per year for the five-year period beginning on the grant date in 2000. For each 20% increase in the Company's stock price within such five-year period, dividends will be payable to the grantee on 20% of the shares granted and the grantee will have the power to vote such shares. The grantee will not have any of the other indicia of ownership (e.g., the right to sell or transfer the shares) until such shares are fully vested.

(2)

The dollar value of the grant to Mr. Walker on the date of grant was $50,000. This value represents the number of shares granted multiplied by the closing market price of the Company's common stock on the New York Stock Exchange on the date of grant. The aggregate number of shares of performance stock granted to the Named Executive Officers as of December 31, 2000 were 47,650 for Mr. Henderson, 32,820 for Mr. Walker, 11,880 for Ms. Grammig, and 9,670 for Mr. Olivier. The dollar values of all shares of performance stock granted to the Named Executive Officers as of December 31, 2000 was $1,667,750 for Mr. Henderson, $1,148,700 for Mr. Walker, $415,800 for Ms. Grammig, and $338,450 for Mr. Olivier.

(3)

If the grantee's employment with the Company were to terminate before the end of the 15-year vesting period, such grantee's interest in his or her shares would be forfeited unless (i) the grantee has attained age 64, (ii) the grantee's employment with the Company terminates as a result of his or her death or disability, or (iii) the Compensation Committee, in its sole and absolute discretion, waives the conditions of the grant of performance stock.

Employment and Deferred Compensation Agreements

Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown's prior agreement with the Company. The agreement provides that Mr. Brown will serve as Chairman of the Board, President and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of the Company's customers for a period of three years.

The agreement requires the Company to make a payment to an escrow account upon a Change of Control (as defined in the agreement) of the Company. If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown's annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage representing the percentage increase, if any, in the price of the common stock of the Company between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

A "Change of Control" includes the acquisition by certain parties of 30% or more of the Company's outstanding voting securities, certain changes in the composition of the Board of Directors that are not approved by the incumbent Board, and the approval by the Company's shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of the Company's assets. The "Adverse Consequences" described above generally involve a breach of the agreement by the Company, a change in the terms of Mr. Brown's employment, a reduction in the Company's dividend policy, or a diminution in Mr. Brown's role or responsibilities.

The Company entered into the agreement with Mr. Brown after determining that it was in the best interests of the Company and its shareholders to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing the strategic objectives of the Company. The Company also recognized that, unlike other key personnel throughout the Company who participate in the Company's Stock Performance Plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control.

Jim W. Henderson, Cory T. Walker, Laurel L. Grammig, Thomas M. Donegan, Jr., M. Catherine Wellman, and James L. Olivier have each entered into standard employment agreements with the Company. These agreements may be terminated by either party (in the case of Mr. Henderson, upon 30 days advance written notice). Compensation under these agreements is at amounts agreed upon between the Company and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Mr. Henderson), these agreements prohibit the employee from directly or indirectly soliciting or servicing the Company's customers.

Compensation Committee Interlocks and Insider Participation

The members of the Company's Compensation Committee during 2000 were Samuel P. Bell, III (Chairman), Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes, Toni Jennings and Jan E. Smith. J. Hyatt Brown, the Company's Chairman, President and Chief Executive Officer, resigned as a member of the Compensation Committee on April 20, 2000.

Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and serves as Of Counsel to the law firm of Cobb Cole & Bell. Cobb Cole & Bell performed services for the Company in 2000 and is expected to continue to perform legal services for the Company during 2001.

Theodore J. Hoepner is the Vice Chairman of SunTrust Banks, Inc. The Company has a $50 million line of credit and a $90 million term loan with SunTrust Banks, Inc. The Company expects to continue to use SunTrust Banks, Inc. during 2001 for some of its cash management requirements. Mr. Brown and David H. Hughes are each directors of SunTrust Banks, Inc. Mr. Hughes and Toni Jennings are each directors of SunTrust Bank/East Central Florida. Jan E. Smith is a director of SunTrust Bank/Gulf Coast. For other transactions involving management and the Company, see "Management - Transactions with Management and Others."

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

The Company's overall compensation philosophy is as follows:

Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;

Reinforce strategic performance objectives through the use of incentive compensation programs; and

Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

Base Compensation. Salary levels for officers other than the Chief Executive Officer are determined by the Chief Executive Officer each year during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee. If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer's base salary. Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

Annual Bonuses. Bonuses for managers of the Company's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center through a pre-determined formula. For 2000, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 0% to 12% of that profit center's operating profit before interest, amortization and profit center bonus. The highest bonus percentage level is not met until the profit center's operating profit percentage is equal to or greater than 28%. Other divisions of the Company have similar objective measures of bonus potential based on achievement of targeted operating or pre-tax goals. The annual bonus for Mr. Henderson, who, in addition to other duties, served as the profit center manager for the Daytona Beach retail operation, was established based on a subjective allocation of the aggregate profit center bonus earned by the Daytona Beach retail profit center.

The bonuses for the executive officers who are not profit center managers are determined by the Chief Executive Officer based primarily on objective criteria, such as a percentage of the officer's salary, the earnings growth of the Company as a whole, and a subjective analysis of the officer's duties and performance.

Long-Term Compensation. The Committee may also grant shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations. Grants of performance stock were made in 2000 to certain of the Named Executive Officers, as well as to other non-executive employees of the Company. See "Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year."

CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman, President and Chief Executive Officer of the Company, the Compensation Committee annually sets these amounts by reference to the general operating performance of the Company. The performance criteria most closely examined by the Committee are improvements in the Company's earnings per share and net income, as well as the continuing growth of the Company's business. The Committee also considers salary levels of chief executive officers in companies similar to the Company and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared to the Company. The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full Board of Directors and responds to questions, if any. At that time, the Board may change salary levels or bonus amounts.

The $342,568 bonus recommended by the Committee and approved by the Board (excluding Mr. Brown) is 17.17% higher than Mr. Brown's 1999 bonus. This increase reflects the 17.17% increase in the Company's earnings per share over 1999, as originally reported.

The financial performance of the Company during 2000 was at the expected budgeted levels, and the Committee took this into consideration in establishing compensation levels.

COMPENSATION COMMITTEE

Samuel P. Bell, III (Chairman)
Bradley Currey, Jr.
Theodore J. Hoepner
David H. Hughes
Toni Jennings
Jan E. Smith

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company's Board of Directors on June 14, 2000. A copy of the Audit Committee Charter is attached as the Appendix to this Proxy Statement.

Each member of the Audit Committee qualifies as "independent" (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange).

With respect to the fiscal year ended December 31, 2000, the Audit Committee:

(1)	has reviewed and discussed the Company's audited financial statements with management;

(2)

has discussed with the independent auditors of the Company the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as modified or supplemented; an d

(3)

has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence.

Based on the review and discussions with management and the independent auditors, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan E. Smith (Chairman)
David H. Hughes
Toni Jennings
INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Representatives of Arthur Andersen LLP, the Company's independent public auditors, are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

The Company incurred the following fees for services performed by Arthur Andersen LLP for fiscal year 2000:

Audit Fees:

Fees for Arthur Andersen LLP's audit of the Company's annual financial statements for fiscal year 2000 and its reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during 2000 totaled $128,500, of which an aggregate amount of $100,800 has been billed through March 2, 2001.

Financial Information Systems Design and Implementation Fees:

Arthur Andersen LLP did not render any services related to financial information systems design and implementation during fiscal year 2000.

All Other Fees:

The aggregate fees billed to the Company by Arthur Andersen LLP for all other services for the Company's fiscal year ended December 31, 2000 were $9,447.

The Company's Audit Committee has considered and believes that the provision of such non-audit related services is compatible with maintaining Arthur Andersen LLP's independence.

PERFORMANCE GRAPH

The following graph is a comparison of five-year cumulative total returns for the Company's common stock as compared with the cumulative total return for the Standard & Poor's 500 Index, and a group of peer insurance broker and agency companies (Aon Corporation, Arthur J. Gallagher & Co., Hilb, Rogal and Hamilton Company, and Marsh & McLennan Companies, Inc.). The returns of the companies have been weighted according to their respective stock market capitalizations as of December 31, 1995, for purposes of arriving at a peer group average. The total return calculations are based upon an assumed $100 investment on December 31, 1995, with all dividends reinvested.

	1995	1996	1997	1998	1999	2000
Brown & Brown, Inc.	100	109	184	217	241	435
S&P 500 Index	100	120	158	200	239	214
Peer Group of Insurance Agents and Brokers	100	123	177	193	273	311

The Company cautions that the stock price performance shown in the graph should not be considered indicative of potential future stock price performance.

PROPOSAL 1 - ELECTION OF DIRECTORS

The nine nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Bradley Currey, Jr., Jim W. Henderson, Theodore J. Hoepner, David H. Hughes, Toni Jennings, John R. Riedman and Jan E. Smith. Information concerning each of the nominees is set forth under the caption "Management - Directors and Executive Officers." All nominees are now members of the Board of Directors. If elected, each of the nominees will serve a one-year term until the next Annual Meeting of Shareholders.

Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

proposal 2 - amendment to articles of incorporation to
increase authorized shares of common stock

Description of Proposed Amendment

The Board of Directors of the Company has adopted a proposed amendment to the Company's Articles of Incorporation to increase the number of shares of common stock, $.10 par value, authorized for issuance from 70,000,000 shares to 140,000,000 shares. The Board of Directors has directed that such proposed amendment be submitted to the shareholders of the Company at the Meeting for their approval.

Reasons for the Proposed Amendment

The number of authorized shares of common stock of the Company is currently 70,000,000 shares. As of March 2, 2001, 29,181,231 shares of common stock were outstanding and 1,198,548 shares were reserved for issuance pursuant to the Company's employee stock plans, leaving 39,620,221 unissued shares not reserved.

The Board believes that it is prudent to have additional authorized shares of common stock readily available for issuance in connection with possible future acquisition transactions and financings, as well as for issuance under employee benefit plans and for other general corporate purposes. The proposed amendment would also provide a reserve of shares available for issuance in connection with possible stock splits or stock dividends.

Currently, the Company has no commitments requiring the issuance of additional shares of common stock for these or other purposes, other than possible future issuances pursuant to existing share reservations for the Company's employee stock plans. However, the Company is continually involved in discussions with third parties concerning possible acquisitions, some of which could involve the issuance of additional shares.

Having additional authorized shares of common stock available for issuance in the future would allow the Board of Directors to issue shares in acquisitions and through public and private sales of securities without the delay and expense associated with seeking shareholder approval (other than shareholder approval required by applicable laws or the rules of the New York Stock Exchange or any other national securities exchange on which shares of the Company's common stock are then listed). Elimination of such delays and the expense occasioned by the necessity of obtaining shareholder approval will better enable the Company to engage in acquisitions and take advantage of changing market and financial conditions on a more competitive basis, as determined by the Board of Directors.

Vote Required And Board Recommendation

Approval of the proposed amendment requires the affirmative vote of owners of a majority of the outstanding shares of the Company's common stock entitled to vote in person or by proxy at the Meeting, at which a quorum is present and voting. The Board of Directors unanimously approved the amendment and recommends that shareholders vote FOR the proposal to amend the Articles of Incorporation.

proposal 3 - AMENDMENT TO 2000 INCENTIVE STOCK OPTION PLAN

General

On January 24, 2001, the Company's Board of Directors amended the Company's 2000 Incentive Stock Option Plan (the "Plan") and approved submission of the amendment to the shareholders for their approval. The Plan was initially adopted by the Board of Directors in January 2000 and approved by the shareholders in April 2000. The amendment to the Plan increases the number of shares available for issuance under the Plan from 600,000 to 1,200,000. A copy of the Plan may be obtained upon written request to the Company's Corporate Secretary at the address listed on page 24.

Plan Description

The following summary describes the principal features of the Plan. Each employee of the Company or any subsidiary of the Company is eligible to participate in the Plan. All current executive officers are also eligible to receive a grant of options under the Plan. However, the Company initially granted options under the Plan only to top-ranking regional executives and selected profit center managers to whom certain regional executives chose to allocate portions of their grants. Directors who are not employees of the Company are not eligible to participate in the Plan.

An aggregate of 300,000 shares of common stock was originally reserved for issuance under the Plan. In 2000, 288,001 options were initially granted to certain Company employees as described above. Each initial grant was effective April 21, 2000, and the original exercise price per share for each grant was $38.6875. As April 21, 2000 was a trading holiday, this exercise price represents the closing market price of the Company's common stock on April 20, 2000. The Plan provides that the number of reserved and granted shares, and the exercise price per share, may be adjusted in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of the Company. Accordingly, upon the effectiveness of the two-for-one stock split on August 23, 2000, the number of authorized shares under the Plan was adjusted to 600,000 shares and, after a forfeiture by a former employee of 10,000 granted options in January 2001, the number of granted options totals 566,002, each with an exercise price of $19.3438 per share.

Jim W. Henderson was the only Named Executive Officer and the only current executive officer to participate in these initial grants. Mr. Henderson was originally granted 59,779 options (119,558 after adjustment for the August 2000 stock split), or 21% of the currently outstanding options. Other initial grants totaling 5% or more of the currently outstanding options were made to employees C. Roy Bridges, 48,916 (97,832 post-split); Linda S. Downs, 53,342 (106,684); Kenneth D. Kirk, 16,866 (33,732); and Thomas E. Riley, 31,686 (63,372). The market value of the Company's common stock underlying such options was $38.95 per share as of March 2, 2001.

The Compensation Committee of the Board of Directors (the "Committee") has authority to grant options to employees under the Plan and is responsible for the general administration and interpretation of the Plan. The Plan provides that members of the Committee have a right to indemnification with respect to claims arising against them individually as a result of their administration of the Plan, except in the case of gross negligence, bad faith or intentional misconduct. No director may participate in any decision relating exclusively to an option granted to that director.

The Committee has authority to establish the terms of each option grant, including the number of options granted, the vesting schedule and exercisability. The Committee may establish performance goals as a prerequisite to exercisability, and such goals and other terms need not be uniform among various participants. Each employee granted options under the Plan will be required to enter into an option agreement with the Company, setting forth the terms and conditions of the grant, including any performance goals that are a prerequisite to exercising the grant.

Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options. The exercise price for any option designated as an incentive stock option must be the fair market value of the stock subject to such option as of the date of grant, unless the grantee owns 10% or more of the voting power of the Company, in which case the exercise price must be at least 110% of the fair market value of such stock as of the date of grant. Options not intended to qualify as incentive stock options may be granted at exercise prices less than the fair market value at the time of the grant. Moreover, to the extent that the fair market value of that portion of any grant of incentive stock options that is exercisable for the first time in any given year exceeds $100,000, such options will be treated as non-qualified stock options.

No option granted under the Plan will be exercisable after the expiration of ten years after the effective date of the grant. In addition, no stock option granted to a beneficial owner of 10% or more of the Company's outstanding shares will be exercisable after the expiration of five years after the effective date of the grant.

Generally, options may be exercised only while the option holder is an employee of the Company, or within a limited period after the employee leaves employment with the Company or after the employee's retirement, disability, or death. During the option holder's lifetime, an option is exercisable only by the option holder. Options are not transferable except upon the death of the option holder, or as the Committee may otherwise permit. If the option holder's employment is terminated under certain circumstances following a change of control of the Company, the option holder will become 100% vested in the grant and may exercise the option for a period of three months after the date of termination.

Except as may be required by law, the Committee may terminate or amend the Plan at any time without further shareholder or regulatory approval. However, no termination or amendment of the Plan may adversely affect any then outstanding option without the consent of the option holder.

On the date of exercise, the option holder may pay the full option price in cash, in shares of common stock previously acquired by the option holder valued at fair market value, or in any other form of consideration approved by the Committee. The use of previously acquired shares to pay the option price enables the option holder to avoid the need to fund the entire purchase with cash. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants will be reduced by the number of shares with respect to which the option is exercised.

Unless earlier terminated by the Committee, the Plan will be in effect until options have been granted and exercised with respect to all shares available for the Plan. However, no option can be granted under the Plan more than ten years after the Plan has been approved by the Company's shareholders.

Tax Consequences

The federal income tax consequences of a director's participation in the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Plan.

Options granted under the Plan may be either incentive stock options or non-qualified stock options. Options that are designated as incentive stock options are intended to qualify as such under Section 422 of the Code. With respect to incentive stock options, neither the grant nor the exercise of the option will subject the employee to taxable income, other than under the Alternative Minimum Tax (Section 56(b)(3) of the Code), which is not discussed in detail in this summary. There is no required tax withholding in connection with the exercise of incentive stock options. Upon the ultimate disposition of the stock obtained on an exercise of an incentive stock option, the employee's entire gain will be taxed at the rates applicable to long-term capital gains, provided the employee has satisfied the prescribed holding periods relating to incentive stock options and the underlying stock. This treatment will apply to the entire amount of gain recognized on the sale of the stock, including the portion of gain that reflects the spread on the date of exercise between the fair market value of the stock at the time of grant and the fair market value of the stock at the time of exercise.

The Company does not receive a compensation deduction for tax purposes with respect to incentive stock options. However, if the employee disposes of the stock purchased on exercise of the incentive stock option prior to the applicable holding periods required by Section 422 of the Code, the Company will be entitled to a deduction equal to the employee's realization of ordinary income by virtue of the employee's disqualifying disposition.

Non-qualified stock options granted under the Plan will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the option holder will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the shares at the time of exercise over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.

The option holder's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the option holder's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option by a holder, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Because the employees chosen to participate in the Plan, the number and type of options to be granted to such employees, and the conditions applicable to such grants are within the sole and absolute discretion of the Committee, the actual benefit or amounts that may be received by or allocated to Company employees under the Plan cannot be determined. Therefore, it would not be meaningful to include information as to the amount or value of shares that would be distributable to all employees, or to groups of employees, or to any particular employee.

Vote Required and Board Recommendation

Of the 600,000 shares currently reserved for issuance under the Plan, only 33,998 shares remained available for grants as of March 2, 2001. The Board of Directors believes that these shares may be exhausted within the next few years, and has adopted an amendment to increase the number of shares that may be issued under the Plan to 1,200,000. In all other respects, the Plan will remain unchanged. The amendment to the Plan will be approved if the votes cast by holders of shares represented at the Meeting and entitled to vote favoring approval of the amendment exceed the votes cast opposing approval of the amendment. The Board of Directors unanimously approved the amendment to the Plan and recommends a vote FOR the proposal to amend the Plan.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company no later than November 13, 2001 to be included in the Company's proxy statement and form of proxy related to that meeting. Shareholders who intend to present a proposal at the 2002 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 26, 2002. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The Company will provide to any shareholder, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Any such request should be directed to Brown & Brown, Inc., 401 East Jackson Street, Suite 1700, Tampa, Florida 33602, Attention: Corporate Secretary. No charge will be made for copies of such annual report; however, a reasonable charge will be made for copies of the exhibits.

By Order of the Board of Directors

/S/ LAUREL L. GRAMMIG
Laurel L. Grammig
Secretary
Tampa, Florida
March 14, 2001

APPENDIX

Brown & Brown, Inc.

Audit Committee Charter

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Brown & Brown, Inc. (the "Company") will have the oversight responsibilities, authority and specific duties as described in this Audit Committee Charter (this "Charter"), such Charter to be effective as of June 14, 2000.

I. COMPOSITION OF THE COMMITTEE

The Committee will be comprised of three (3) or more nonexecutive directors as determined by the Board. The members of the Committee will meet the independence and financial literacy requirements of the New York Stock Exchange (NYSE). The members of the Committee will be elected annually by the full Board.

II. RESPONSIBILITIES OF THE COMMITTEE

The Committee will be part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the external auditors, in their capacity as independent public accountants (the "Independent Accountants"), financial management and the Board. The Committee is expected to maintain free and open communications (including private executive sessions at least annually) with the Independent Accountants, and management of the Company. The Committee will make periodic reports to the Board concerning its activities.

While the Committee will have the responsibilities and powers set forth in this Charter, it will not be the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Accountants. Nor will it be the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Independent Accountants or to assure compliance with laws and regulations and the Company's business conduct guidelines.

III. AUTHORITY OF THE COMMITTEE

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have direct access to the Independent Accountants and will have the authority to approve the retention of external professionals to render advice and counsel in such matters.

IV. SPECIFIC DUTIES OF THE COMMITTEE

In carrying out its oversight responsibilities, the Committee will:
1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.

Review with the Company's management, internal audit and Independent Accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the Independent Accountants their letter as to the adequacy of such controls.

3.

Review with the Company's management, internal audit and Independent Accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements.

4.	Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5.

Review the scope and general extent of the Independent Accountants' annual audit. The Independent Accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

6.

Obtain from the Independent Accountants, at least annually, a formal written statement delineating all relationships between the Independent Accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Discuss with the Independent Accountants any disclosed relationships or services that may impact the objectivity and independence of the Independent Accountants, and, if appropriate in the Committee's judgment, recommend that the Board take appropriate action in response to the Independent Accountants' report to satisfy itself of the Independent Accountants' independence.

7.	After the completion of the annual audit, review with management and the Independent Accountants the following:

-	The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

-	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

-

Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Review with the Independent Accountants any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

-	Other communications as required to be communicated by the Independent Accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit.

-	If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

8.

After preparation by management and review by the Independent Accountants, review and approve the Audit Committee Report required under SEC rules to be included in the Company's annual proxy statement. The Charter is to be published as an appendix to the proxy statement every three (3) years.

9.	Recommend to the Board the selection, retention or termination of the Company's Independent Accountants.

10.

As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee-related rules of the NYSE, Statements on Auditing Standards and other accounting, legal and regulatory provisions.